Exhibit 99.1

Acushnet Holdings Corp. Announces
Full Year and Fourth Quarter 2024 Financial Results,
Declares Increased Quarterly Cash Dividend, Share Repurchase Authorization,
Introduces 2025 Outlook

Key Highlights:
•Full year net sales of $2.46 billion, up 3.2% year over year, up 3.9% in constant currency
•Full year gross margin of 48.3%, up 130 basis points year over year 1
•Full year net income attributable to Acushnet Holdings Corp. of $214.3 million, up $15.9 million year over year
•Full year Adjusted EBITDA of $404.4 million, up $28.3 million, or 7.5%, year over year
•Fourth quarter net sales of $445.2 million, up 7.8% year over year, up 7.9% in constant currency
•Fourth quarter net loss attributable to Acushnet Holdings Corp. of $1.1 million, up $25.7 million year over year
•Fourth quarter Adjusted EBITDA of $12.4 million, up $13.9 million year over year
•Increased quarterly cash dividend by 9.3% to $0.235 per share
•The Company provided its full year 2025 Outlook, with expected net sales of $2,485 to $2,535 million and Adjusted EBITDA of $405 to $420 million. On a constant currency basis, consolidated net sales are expected to be in the range of up 2.6% and 4.6%.
(1) See Basis of Presentation on page 5
FAIRHAVEN, MA – February 27, 2025 – Acushnet Holdings Corp. (NYSE: GOLF) (“Acushnet”), the global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the full year and fourth quarter ended December 31, 2024.
“Acushnet experienced another positive year in 2024, delivering 4% full year constant currency sales growth and adjusted EBITDA growth of 7.5%,” said David Maher, Acushnet Company’s President and Chief Executive Officer. “Titleist golf equipment posted healthy gains, driven by the successful introduction of GT metals and SM10 wedges and continued golf ball success led by Pro V1, Pro V1x and AVX models. During the year, we remained committed to investing in strategic initiatives, enhancing our operational and service capabilities, and returning capital to shareholders.”
Maher continued, “Looking to 2025, we are excited about the launch of new Titleist Pro V1 and Pro V1x golf balls, and celebrating our first twenty five years of Pro V1 innovation. The golf industry is healthy, with record rounds of play in the U.S. in 2024 and worldwide rounds of play up almost 20% over the past five years. In the year ahead, we are planning for continued growth in our business highlighted by exciting new products across all our segments. I want to thank my Acushnet teammates for their commitment to developing industry leading products that meet the high expectations of dedicated golfers. We are confident in our ability to successfully execute our strategy in 2025 and beyond as we seek to create long-term value for our shareholders.”

Summary of Full Year 2024 Financial Results

	Year ended December 31,		Increase/(Decrease)		Constant Currency Increase
(in millions)	2024	2023	$ change	% change	$ change	% change
Net sales	$2,457.1	$2,382.0	$75.1	3.2%	$93.9	3.9%
Net income attributable to Acushnet Holdings Corp	$214.3	$198.4	$15.9	8.0%
Adjusted EBITDA	$404.4	$376.1	$28.3	7.5%
Consolidated net sales for the full year increased 3.2%, or 3.9% on a constant currency basis, primarily driven by higher sales volumes in Titleist golf equipment and Golf gear and higher average selling prices in FootJoy golf wear and Golf gear, partially offset by a sales volume decline in FootJoy golf wear and products that are not allocated to one of our three reportable segments.
On a geographic basis, consolidated net sales in the United States were higher primarily due to increases of $74.9 million in Titleist golf equipment, $13.5 million in Golf gear and $6.8 million in FootJoy golf wear. The increase in Titleist golf equipment was primarily driven by higher sales volumes of our SM10 wedges, GT drivers and fairways and Pro V1 and Pro V1x golf balls, partially offset by lower sales volumes of hybrids which are in their second model year. The increase in Golf gear was primarily due to higher sales volumes in travel product categories. The increase in FootJoy golf wear was largely due to higher sales volumes in footwear and higher average selling prices in apparel, partially offset by lower sales volumes in golf gloves.
Net sales in regions outside of the United States were down 2.1%, or 0.3% on a constant currency basis, primarily due to a net sales decrease in Japan, partially offset by increases in all other regions. The decrease in Japan was due to lower net sales in FootJoy golf wear, primarily footwear, in products that are not allocated to one of our three reportable segments and in Golf gear. These decreases were partially offset by higher net sales in Titleist golf equipment, driven by golf clubs. In EMEA, the increase was due to higher net sales in Titleist golf equipment, partially offset by lower net sales in FootJoy golf wear, primarily footwear, and lower net sales of products that are not allocated to one of our three reportable segments. The increase in Rest of World was due to higher net sales in Titleist golf equipment, primarily golf clubs, partially offset by lower net sales in FootJoy golf wear, primarily footwear. In Korea, the increase was primarily due to higher net sales in Titleist golf equipment, primarily golf clubs, largely offset by lower net sales in FootJoy golf wear, primarily apparel.
Segment specifics:
•6.2% increase in net sales (6.9% on a constant currency basis) of Titleist golf equipment primarily driven by higher sales volumes of our SM10 wedges and our GT drivers and fairways launched in 2024, as well as higher sales volumes of Pro V1 and Pro V1x and our latest generation AVX, Tour Soft and TruFeel models. This increase was partially offset by lower sales volumes of hybrids and irons.
•2.6% decrease in net sales (2.0% on a constant currency basis) of FootJoy golf wear primarily due to lower sales volumes across all product categories, partially offset by higher average selling prices in apparel and golf gloves.
•4.3% increase in net sales (5.1% on a constant currency basis) of Golf gear primarily driven by higher sales volumes in travel product categories and higher average selling prices across all product categories, partially offset by lower sales volumes in golf bags.

Net income attributable to Acushnet Holdings Corp. improved $15.9 million to $214.3 million, up 8.0% year over year. This improvement was primarily a result of higher income from operations, partially offset by an increase in interest expense, net and income tax expense. The increase in income from operations was driven by higher gross profit, primarily due to increased sales volumes in Titleist golf equipment, partially offset by higher operating expenses.
Adjusted EBITDA was $404.4 million, up 7.5% year over year. Adjusted EBITDA margin was 16.5% versus 15.8% for the prior year period.
Summary of Fourth Quarter 2024 Financial Results

	Three months ended December 31,		Increase/(Decrease)		Constant Currency Decrease
(in millions)	2024	2023	$ change	% change	$ change	% change
Net sales	$445.2	$413.0	$32.2	7.8%	$32.8	7.9%
Net loss attributable to Acushnet Holdings Corp	$(1.1)	$(26.8)	$25.7	(95.9)%
Adjusted EBITDA	$12.4	$(1.5)	$13.9	*
_______________________________________________________________________________
*Percentage change not meaningful
Consolidated net sales for the quarter increased 7.8%, or 7.9% on a constant currency basis, driven by increased average selling prices across all reportable segments, higher sales volumes in Titleist golf equipment and Golf gear and higher net sales of products that are not allocated to one of our three reportable segments.
On a geographic basis, consolidated net sales in the United States were higher primarily as a result of increases of $13.5 million in Titleist golf equipment and $4.8 million in Golf gear. The increase in Titleist golf equipment was primarily related to higher sales volumes of GT drivers and fairways. The increase in Golf gear was largely related to higher sales volumes in travel product categories.
Net sales in regions outside the United States were up 6.7%, or 7.1% on a constant currency basis due to net sales increases in EMEA, Korea and Rest of World, partially offset by a decrease in net sales in Japan. In EMEA, net sales increased primarily due to higher sales volumes of products that are not allocated to one of our three reportable segments, Titleist golf equipment and Golf gear. In Korea, the increase was primarily due to higher net sales of products that are not allocated to one of our three reportable segments and Titleist golf equipment. The increase in Rest of World was driven by higher net sales across all reportable segments. In Japan, the decrease was largely related to lower net sales across all reportable segments in addition to products that are not allocated to one of our three reportable segments.
Segment specifics:
•7.3% increase in net sales (7.4% on a constant currency basis) of Titleist golf equipment, largely due to higher sales volumes of GT drivers and fairways launched in the third quarter of 2024 and higher average selling prices across all club categories, partially offset by lower sales volumes of irons.
•2.0% increase in net sales (1.9% on a constant currency basis) in FootJoy golf wear primarily due to higher sales volumes in footwear. Net sales in apparel and golf gloves were slightly down, as higher average selling prices were offset by lower sales volumes.
•17.3% increase in net sales (17.3% on a constant currency basis) of Golf gear primarily due to higher sales volumes in travel product categories and golf gloves.

Net loss attributable to Acushnet Holdings Corp. for the quarter was $1.1 million, compared to $26.8 million for the same period in 2023. This improvement was primarily a result of a decrease in loss from operations driven by higher gross profit, partially offset by higher operating expenses.
Adjusted EBITDA was $12.4 million, compared to a loss of $1.5 million in the prior year. Adjusted EBITDA margin was 2.8% for the fourth quarter versus (0.4)% for the prior year period.

Cash Dividend and Share Repurchase
Acushnet's board of directors today declared an increase of its quarterly cash dividend of 9.3% to $0.235 per share of its common stock. The first quarter 2025 dividend will be payable on March 21, 2025 to shareholders of record as of March 7, 2025. The number of shares outstanding as of February 21, 2025 was 59,928,969.
During the quarter, the Company repurchased 442,867 shares of its common stock on the open market at an average price of $67.69 for an aggregate of $30.0 million. On December 17, 2024, the Company entered into a new agreement with Magnus Holdings Co., Ltd., a wholly-owned subsidiary of Fila Holdings Corp., to purchase from Magnus an equal amount of its common stock as it purchases on the open market over the period of time from January 2, 2025 through June 30, 2025, up to an aggregate of $62.5 million, at the same weighted average per share price.
On February 13, 2025, the Company's board of directors authorized the Company to repurchase up to an additional $250.0 million of its issued and outstanding common stock, bringing the total authorization up to $1.25 billion since the share repurchase program was established in 2018.
2025 Outlook
The Company expects full year consolidated net sales to be approximately $2,485 to $2,535 million on a reported basis, up 2.2% at the midpoint. This includes an estimated negative impact from foreign currency rates of approximately $35 million. On a constant currency basis, consolidated net sales are expected to be up between 2.6% and 4.6%. We expect full year adjusted EBITDA to be approximately $405 to $420 million.
This outlook does not reflect the impact of any imposition of import tariffs by the U.S. and potential retaliatory actions taken by other countries.
The Company plans to share additional details of the 2025 Outlook during its investor conference call.

Basis of Presentation
During the fourth quarter of 2024, we changed the presentation of costs associated with operating our distribution centers and costs associated with shipping and handling activities from selling, general and administrative to cost of goods sold within our unaudited condensed consolidated statements of operations. Tables outlining this presentation change are included near the end of this release. This change in accounting principle had no impact to net sales, income from operations, income before income taxes, income tax expense, net income, net income per common share, retained earnings, or other components of equity or net assets.
We also changed our reportable segments to combine the Titleist golf balls and Titleist golf clubs reportable segments into a Titleist golf equipment reportable segment, resulting in three reportable segments: Titleist golf equipment, FootJoy golf wear and Golf gear. As part of this change, certain other immaterial changes have been made within our reportable segments.
Prior period amounts were updated to conform to the current year presentation for the change in accounting principle and reportable segments.
Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on February 27, 2025 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.
About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wearable brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2025 outlook, our operations and our financial performance. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and Adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic and demographic factors may affect the number of rounds of golf played, the number of golf participants and related spending on our products; changes to the Rules of Golf with respect to equipment; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure and the cost of raw materials or product components; a disruption in the operations of our suppliers; the cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products or satisfy changing consumer preferences and quality and regulatory standards; our reliance on technical innovation and high-quality products; our ability to adequately enforce and protect our intellectual property rights; our involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent our products from infringing the intellectual property rights of others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of certain of our products; our customers’ financial conditions, levels of business activity and ability to pay their trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; fluctuations of our business due to seasonality and product launch cycles; risks associated with doing business globally, including potential new, expanded or retaliatory tariffs; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us, the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service, or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; risks associated with artificial intelligence; our ability to successfully manage the implementation of a new enterprise resource planning platform; our ability to comply with data privacy and security laws; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; our ability to secure and maintain adequate levels of coverage under our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us; lack of assurance of positive returns on capital investments; risks associated with acquisitions and investments; the accuracy of our estimates or judgments relating to our critical accounting estimates; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases; a high degree of leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the ability of our controlling shareholder to control significant corporate activities; our status as a controlled company; the market price of shares of our common stock; the execution of our share repurchase program and effects thereof; our ability to maintain effective internal controls over financial reporting; our ability to pay dividends; our status as a holding company; potential dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents and Delaware law; reports from securities analysts; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (“SEC”) on February 29, 2024 as it may be updated by our periodic reports subsequently filed with the SEC, including, when available, our Annual Report on Form 10-K for the year ended December 31, 2024. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations described in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may pursue. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended December 31,		Year ended December 31,
(in thousands, except share and per share amounts)	2024	2023	2024	2023
Net sales	$445,169	$412,961	$2,457,091	$2,381,995
Cost of goods sold	237,468	232,653	1,269,364	1,261,958
Gross profit	207,701	180,308	1,187,727	1,120,037
Operating expenses:
Selling, general and administrative	193,084	183,939	801,600	755,671
Research and development	16,325	17,553	67,841	64,839
Intangible amortization	3,501	3,510	14,024	14,222
(Loss) income from operations	(5,209)	(24,694)	304,262	285,305
Interest expense, net	12,270	11,054	52,637	41,288
Other expense, net	669	407	1,958	2,417
(Loss) income before income taxes	(18,148)	(36,155)	249,667	241,600
Income tax (benefit) expense	(9,992)	(9,733)	47,825	42,993
Net (loss) income	(8,156)	(26,422)	201,842	198,607
Less: Net loss (income) attributable to noncontrolling interests	7,040	(386)	12,456	(178)
Net (loss) income attributable to Acushnet Holdings Corp.	$(1,116)	$(26,808)	$214,298	$198,429

Net (loss) income per common share attributable to Acushnet Holdings Corp.:
Basic	$(0.02)	$(0.41)	$3.38	$2.96
Diluted	(0.02)	(0.41)	3.37	2.94
Weighted average number of common shares:
Basic	61,951,984	64,841,674	63,345,806	67,063,933
Diluted	61,951,984	64,841,674	63,648,238	67,517,105

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
(in thousands, except share and per share amounts)	2024	2023
Assets
Current assets
Cash, cash equivalents and restricted cash ($10,647 and $12,532 attributable to the FootJoy golf shoe joint venture ("FootJoy JV"))	$53,059	$65,435
Accounts receivable, net	218,368	201,352
Inventories ($3,667 and $9,621 attributable to the FootJoy JV)	575,964	615,535
Prepaid and other assets	126,482	114,370
Total current assets	973,873	996,692
Property, plant and equipment, net ($8,135 and $9,044 attributable to the FootJoy JV)	325,747	295,343
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	220,136	225,302
Intangible assets, net	523,131	537,407
Deferred income taxes	34,306	31,454
Other assets ($1,884 and $1,972 attributable to the FootJoy JV)	103,013	110,479
Total assets	$2,180,206	$2,196,677
Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity
Current liabilities
Short-term debt	$10,160	$28,997
Current portion of long-term debt	722	351
Accounts payable ($2,400 and $6,059 attributable to the FootJoy JV)	150,322	150,514
Accrued taxes	36,009	46,398
Accrued compensation and benefits ($643 and $1,233 attributable to the FootJoy JV)	95,064	111,136
Accrued expenses and other liabilities ($13,893 and $1,687 attributable to the FootJoy JV)	180,430	113,739
Total current liabilities	472,707	451,135
Long-term debt	753,081	671,819
Deferred income taxes	8,107	7,080
Accrued pension and other postretirement benefits	74,410	69,634
Other noncurrent liabilities	74,737	84,137
Total liabilities	1,383,042	1,283,805

Redeemable noncontrolling interests	4,028	9,785
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 61,214,541 and 63,429,243 shares issued	61	63
Additional paid-in capital	787,725	808,615
Accumulated other comprehensive loss, net of tax	(140,315)	(104,349)
Retained earnings	180,276	159,906
Treasury stock, at cost; (including 935,907 of accrued share repurchases)	(62,500)	—
Total equity attributable to Acushnet Holdings Corp.	765,247	864,235
Noncontrolling interests	27,889	38,852
Total shareholders' equity	793,136	903,087
Total liabilities, redeemable noncontrolling interests and shareholders' equity	$2,180,206	$2,196,677

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year ended December 31,
(in thousands)	2024	2023
Cash flows from operating activities
Net income	$201,842	$198,607
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	55,888	51,356
Unrealized foreign exchange (gain) loss	(2,856)	1,507
Amortization of debt issuance costs	1,754	927
Share-based compensation	30,792	29,709
Loss on disposals of property, plant and equipment	902	99
Deferred income taxes	915	15,413
Changes in operating assets and liabilities	(44,129)	74,209
Cash flows provided by operating activities	245,108	371,827
Cash flows from investing activities
Additions to property, plant and equipment	(74,624)	(75,364)
Additions to intangible assets	—	(25,235)
Other, net	—	(887)
Cash flows used in investing activities	(74,624)	(101,486)
Cash flows from financing activities
Proceeds from credit facilities	1,243,120	1,527,896
Repayments of credit facilities	(1,178,799)	(1,739,308)
Proceeds from senior unsecured notes	—	350,000
Purchases of common stock	(172,799)	(334,088)
Payment of debt issuance costs	—	(6,328)
Dividends paid on common stock	(54,291)	(52,480)
Payment of employee restricted stock tax withholdings	(16,914)	(11,495)
Other, net	—	1,078
Cash flows used in financing activities	(179,683)	(264,725)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(3,177)	915
Net (decrease) increase in cash, cash equivalents and restricted cash	(12,376)	6,531
Cash, cash equivalents and restricted cash, beginning of year	65,435	58,904
Cash, cash equivalents and restricted cash, end of year	$53,059	$65,435

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Full Year Net Sales by Segment

	Year ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2024	2023	$ change	% change	$ change	% change
Golf balls	$786.5	$761.7	$24.8	3.3%	$30.2	4.0%
Golf clubs	721.3	658.7	62.6	9.5%	68.4	10.4%
Titleist golf equipment	1,507.8	1,420.4	87.4	6.2%	98.6	6.9%
FootJoy golf wear	574.6	590.0	(15.4)	(2.6)%	(11.9)	(2.0)%
Golf gear	232.1	222.6	9.5	4.3%	11.3	5.1%
Full Year Net Sales by Region

	Year ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2024	2023	$ change	% change	$ change	% change
United States	$1,446.8	$1,350.0	$96.8	7.2%	$96.8	7.2%
EMEA (1)	320.9	314.7	6.2	2.0%	1.3	0.4%
Japan	134.0	149.4	(15.4)	(10.3)%	(5.2)	(3.5)%
Korea	291.0	301.8	(10.8)	(3.6)%	0.3	0.1%
Rest of World	264.4	266.1	(1.7)	(0.6)%	0.7	0.3%
Total net sales	$2,457.1	$2,382.0	$75.1	3.2%	$93.9	3.9%
Fourth Quarter Net Sales by Segment

	Three months ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2024	2023	$ change	% change	$ change	% change
Golf balls	$140.5	$139.6	$0.9	0.6%	$1.2	0.9%
Golf clubs	126.0	108.8	17.2	15.8%	17.1	15.7%
Titleist golf equipment	266.5	248.4	18.1	7.3%	18.3	7.4%
FootJoy golf wear	97.4	95.5	1.9	2.0%	1.8	1.9%
Golf gear	37.9	32.3	5.6	17.3%	5.6	17.3%
Fourth Quarter Net Sales by Region

	Three months ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2024	2023	$ change	% change	$ change	% change
United States	$245.8	$226.2	$19.6	8.7%	$19.6	8.7%
EMEA (1)	57.0	48.2	8.8	18.3%	7.3	15.1%
Japan	25.3	31.2	(5.9)	(18.9)%	(5.7)	(18.3)%
Korea	64.8	60.5	4.3	7.1%	6.7	11.1%
Rest of World	52.3	46.9	5.4	11.5%	4.9	10.4%
Total net sales	$445.2	$413.0	$32.2	7.8%	$32.8	7.9%
_______________________________________________________________________________
(1) Europe, the Middle East and Africa ("EMEA")

ACUSHNET HOLDINGS CORP.
Distribution Cost Presentation Change (Unaudited)

	2024 - As Reported (1)
	Three months ended
	March 31, 2024	June 30, 2024	September 30, 2024
Cost of Goods Sold	$329,615	$312,113	$283,126
Gross Profit	377,939	371,754	337,375
Selling, general and administrative	236,592	246,084	232,882

	2024 - As Adjusted
	Three months ended
	March 31, 2024	June 30, 2024	September 30, 2024
Cost of Goods Sold	$365,202	$350,407	$316,287
Gross Profit	342,352	333,460	304,214
Selling, general and administrative	201,005	207,790	199,721
_______________________________________________________________________________
(1) For the three months ended December 31, 2024, $28.2 million of costs associated with operating our distribution centers and shipping and handling activities were presented within cost of goods sold on the unaudited condensed consolidated statement of operations.

	2023 - As Reported
	Three months ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023
Cost of Goods Sold	$320,618	$320,840	$284,859	$203,167
Gross Profit	365,672	368,523	308,522	209,794
Selling, general and administrative	222,539	242,015	210,166	213,425

	2023 - As Adjusted
	Three months ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023
Cost of Goods Sold	$357,071	$357,513	$314,721	$232,653
Gross Profit	329,219	331,850	278,660	180,308
Selling, general and administrative	186,086	205,342	180,304	183,939

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and to forecast our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency net sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement. Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization; and other items defined in our credit agreement, including: share-based compensation expense; restructuring and transformation costs; certain transaction fees; extraordinary, unusual or non-recurring losses or charges; indemnification expense (income); certain pension settlement costs; certain other non-cash (gains) losses, net and the net income (loss) relating to noncontrolling interests.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding the pricing of our products, go-to-market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under

GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding the pricing of our products, go-to-market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net (loss) income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
Net (loss) income attributable to Acushnet Holdings Corp.	$(1,116)	$(26,808)	$214,298	$198,429
Interest expense, net	12,270	11,054	52,637	41,288
Income tax (benefit) expense	(9,992)	(9,733)	47,825	42,993
Depreciation and amortization	14,172	13,175	55,888	51,356
Share-based compensation	6,794	8,340	30,792	29,709
Restructuring costs (1)	11,024	(4)	18,549	705
Transformation costs (2)(3)	3,847	2,465	14,404	12,236
Other extraordinary, unusual or non-recurring items, net (4)	(17,609)	(374)	(17,489)	(756)
Net (loss) income attributable to noncontrolling interests	(7,040)	386	(12,456)	178
Adjusted EBITDA	$12,350	$(1,499)	$404,448	$376,138
Adjusted EBITDA margin	2.8%	(0.4)%	16.5%	15.8%
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(1) For the three months and year ended December 31, 2024, includes $11.0 million and $18.0 million, respectively related to restructuring costs associated with the closure of all production lines at our footwear manufacturing joint venture, as we shift footwear and production volume to a third-party supplier.
(2) For the three months and year ended December 31, 2024, includes $3.0 million and $11.0 million, respectively related to the optimization of our information technology systems. For the three months and year ended December 31, 2023, includes $0.1 million and $1.9 million, respectively related to the optimization of our information technology systems.
(3) For the three months and year ended December 31, 2024, includes $0.9 million and $3.4 million, respectively related to the optimization of our distribution and custom fulfillment capabilities. For the three months and year ended December 31, 2023, includes $2.4 million and $10.3 million, respectively related to the optimization of our distribution and custom fulfillment capabilities.
(4) For the three months and year ended December 31, 2024, includes a non-cash benefit of $17.7 million associated with a change in the Company's paid time off policy. In addition, the years ended December 31, 2024 and 2023, include other gains, losses or costs added back for purposes of calculating Adjusted EBITDA as defined in our credit agreement.
A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2025, to the closest corresponding GAAP measure, net income (loss), is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share-based compensation and other extraordinary, unusual or non-recurring items, net.